FLORIDIAN FINANCIAL GROUP, INC.

REPORTS POSITIVE EARNINGS

Lake Mary, FL – April 28, 2010 - Floridian Financial Group, Inc., a multi-bank holding company headquarted in Lake Mary, Florida, reported net income of $289 thousand or $.05 per share for the three months ended March 31, 2010. These results compare to a net loss of $708 thousand or $.11 per share for the same period last year. Floridian Bank located in Volusia and Flagler Counties, Orange Bank of Florida operating in Orange, Seminole, Citrus and Lake Counties along with Floridian Financial Mortgage headquartered in Orlando are the principal subsidiaries of Floridian Financial Group.

“We are pleased to have achieved our first positive earnings on a consolidated basis since we opened our doors in 2006, “said Charlie Brinkley, Chairman and Chief Executive Officer of Floridian Financial Group. “It has been especially gratifying to have reached this milestone during a period of uncertain economic times, as many financial institutions are struggling. In spite of all the current turmoil in the banking industry, our expectations are that future earnings will gradually improve and be sustained on a long term basis as shareholder value is our top priority,” added Brinkley.

These favorable results were primarily attributable to higher net interest income year over year of $818 thousand. This positive trend was principally due to a higher volume of earning assets (loans and investment securities) coupled with a lower cost of funds. During the first quarter 2010, gross loans outstanding grew to a level of $343 million compared to $337 million at December 31, 2009, an increase of $6 million, or 7.6% annualized. The new originations were to well established businesses and individuals in the communities that our Banks serve. We continue to adhere to our strict underwriting standards with conservative loan-to-value ratios. Funding this increase in loans was deposit growth of $16 million, 16.0% annualized, from $407 million at December 31, 2009 to $423 million at March 31, 2010.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

“The notable growth performance in both loans and deposits is due to our strong and experienced business development staff who continue to provide excellent opportunities to expand our balance sheet with quality clients through their superior customer service,” commented Tom Dargan, President of Floridian Financial Group.

Regarding other facets of our results:

-	Non interest income declined $103 thousand year over year due to gains on the sale of securities of $185 thousand recognized in 2009 and not replicated in the current year.

-	Non interest expense declined $156 thousand this quarter compared to the same period last year which is attributable to lower compensation expense.

Further, as we highlighted in our 2009 Annual Report, we believe that our asset quality continues to be in the top 20% of all commercial banks in the State of Florida. Non-Performing Assets (non accrual loans plus loans 90 days past due and still accruing, and other real estate owned) as a percent of Total Assets was 1.1%. This percentage compares to our 1.3% at December 31, 2009 when all Florida commercial banks had a median of 4.3%1. In conjunction with this favorable performance, our Allowance for Loan Losses at March 31, 2010 was at $9.1 million or 166% of Non-Performing Assets which compares to our 147% at December 31, 2009, when all Florida commercial banks had a median of 33%1. In the first quarter of 2010, we added $189 thousand to the Allowance for Loan Losses from operating results through the Provision for Loan Losses compared to $315 thousand for the same period last year.

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1 Source – Carson Medlin, Florida Asset Review, Fourth Quarter 2009

Finally, at March 31, 2010 capital remains above all “well capitalized” regulatory measures as evidenced in the following table:

(000’s)	Floridian Financial	Well Capitalized	Excess Capital
Leverage	$48,717	$23,783	$24,934
Tier One	$48,717	$23,433	$25,284
Risk Based	$53,651	$39,055	$14,956

“We are optimistic about the future and our ability to sustain improving financial results although cautious as the economy gradually shows signs of a slow recovery” concluded Brinkley. “We continue to keep a close eye on asset quality, cost containment and capital strength.”

Caution Regarding Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ:  our ability and the costs to integrate acquisitions; the loss of key personnel; our need and our ability to incur additional debt or equity financing; the strength of the U.S. economy and the local economies where we conduct operations; the accuracy of our financial statement estimates and assumptions; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; increased competition and its effect on pricing; technological changes; security breaches and computer viruses that may affect our computer systems; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; anti-takeover provisions under Federal and state law as well as our Articles of Incorporation and our bylaws; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this letter speak only as of the date of the letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

FLORIDIAN FINANCIAL GROUP, INC.

SELECTED FINANCIAL DATA

(Unaudited except for December 31, 2009 amounts)

(Dollars in thousands except per share amounts)

	MARCH 31,	DECEMBER 31,
BALANCE SHEET DATA	2010	2009
Total assets	$482,153	$466,897
Loans, net of unearned fees	$343,067	$336,724
Allowance for loan losses	$9,119	$9,038
Securities avialable for sale	$77,935	$81,707
Securities held to maturity	$12,207	$12,259
Deposits	$422,972	$406,652
Shareholders’ equity	$50,837	$50,483

ASSET QUALITY RATIOS
Non-Performing loans / total loans	2.76%	2.85%
Non-Performing assets / total assets	1.14%	1.31%
Allowance for loan losses / total loans	2.66%	2.68%
Net charge-offs (recoveries) / average loans	0.13%*	1.73%

CAPITAL RATIOS
Equity / assets	10.54%	10.81%
Leverage	10.24%	9.98%
Tier 1 Risk-based	12.47%	12.49%
Total Risk-based	13.74%	13.76%

	FOR THE THREE
	MONTHS ENDED MARCH 31,
INCOME STATEMENT DATA	2010	2009
Interest income	$5,148	$4,444
Interest expense	$1,634	1,748
Net interest income	$3,514	2,696
Provision for loan losses	$189	315
Non-interest income	$293	396
Non-interest expense	$3,329	3,485
Income tax expense (benefit)	$—	—
Net income (loss)	$289	$(708)

PER SHARE DATA
Basic earnings (loss) per share	$0.05	($0.11)

SELECTED OPERATING RATIOS
Return on average assets	0.25%	(0.66%)
Return on average equity	2.30%	(4.76%)
Yield on earning assets	4.76%	4.58%
Cost of interest bearing liabilities	1.86%	2.24%
Net interest margin	3.25%	2.80%

* Annualized